EXHIBIT 10.28

July 25, 2002

Ronald T. Steckel
1115 Abbott Ave.
Campbell, CA 95008

Dear Ron:

This Letter Agreement describes our understanding and agreements regarding the termination of your employment relationship with RITA Medical Systems, Inc. (the “Company”). By your signature below, you acknowledge and agree with the following:

1.    Separation Date and Final Salary Payment.    Your employment relationship with the Company will terminate on August 15, 2002 (the “Separation Date”). As of the Separation Date you will receive all salary due to you as of the Separation Date (including payment for any accrued and unused vacation as of the Separation Date).

2.    Separation Benefits.    In consideration for your release of claims as set forth below and your other obligations set forth herein, and provided that you sign the acknowledgement and agreement below signifying your agreement to the terms of this Letter Agreement, including the release of claims, and return the signed letter to me and all company property in your possession no later than 5:00 p.m. on August 15, 2002, and provided further that you do not exercise your right to revoke this Letter Agreement under Paragraph 6 below, the Company will provide the following:

        (a)    Salary Continuation.    You will be entitled to receive continuation of your base salary payable in two equal payments per month for up to six (6) months following the date of termination of your employment. The first payment shall be made on the first regular payroll date following the end of the Revocation Period described in Paragraph 6 below. This salary continuation is conditioned on your confirmation, to the Company’s satisfaction, that you are actively seeking full-time employment. In the event you commence full-time employment during the Severance period, the Company’s obligation to pay any severance shall cease at the time of such employment. For purposes of this paragraph, “full-time employment” shall be defined as at least 35 hours per week of compensated labor, including consulting or other contract work.

                (b)    Stock Options.    Your stock option vesting will cease as of August 15, 2002.

3.    Insurance Benefits.    You will continue to receive the Company’s health insurance benefits (medical, dental and vision) at the Company’s expense through August 31, 2002, which date shall be the “qualifying event” date under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”). Following such date, you have the right to continue the health insurance coverage under COBRA at your own expense.

4.    Nondisclosure of Confidential and Proprietary Information.    You acknowledge and agree to continue to maintain the confidentiality of all confidential and proprietary information of the

Ron Steckel
July 25, 2002

Company as provided by the Confidential Information and Inventions Assignment Agreement previously entered into between you and the Company, a copy of which is attached hereto as Exhibit A (the “Confidentiality Agreement”), and that such Confidentiality Agreement shall remain in full force and effect notwithstanding this Letter Agreement.

5.    Release of Claims.

        (a)    You acknowledge and agree that the foregoing consideration represents settlement in full of all outstanding obligations owed to you by the Company. On behalf of yourself, and your heirs, executors, successors and assigns, you agree to hereby fully and forever release the Company and its officers, directors, employees, investors, shareholders, administrators, predecessor and successor corporations and assigns from any claim, duty, obligation or cause of action relating to any matters of any kind, whether known or unknown, suspected or unsuspected, that you may possess arising from any omissions, acts or facts that have occurred up until and including the date you sign this Letter Agreement under any and all applicable state and federal laws including, without limitation:

                (i)    any and all claims relating to or arising from your employment relationship with the Company and termination of that relationship;

                (ii)    any and all claims relating to, or arising from, your right to purchase, or actual purchase of shares of stock of the Company;

                (iii)    any and all claims for wrongful discharge of employment; breach of contract, both express and implied; breach of a covenant of good faith and fair dealing, both express and implied; negligent or intentional infliction of emotional distress; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; and defamation;

                (iv)    any and all claims for violation of any federal, state or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964, Americans with Disabilities Act, the Age Discrimination in Employment Act of 1967 (up to and including the date you sign this Letter Agreement), the California Fair Employment and Housing Act, and any and all claims arising out of any other laws and regulations relating to employment or employment discrimination; and

                (vi)    any and all claims for attorney’s fees and costs.

You agree that the release set forth in this Paragraph 5(a) will be and remain in effect in all respects as a complete and general release as to the matters released. This release does not extend to any obligations incurred under this Letter Agreement.

        (b)    Except as otherwise provided above in Paragraph 3, you acknowledge and agree that you will not be entitled to participate in any of the Company’s benefit plans or programs offered to employees of the Company, including, but not limited to, any accrual of vacation, after the Separation Date.

Ron Steckel
July 25, 2002

6.    Acknowledgment of Waiver of Claims under ADEA.    You acknowledge that you are waiving and releasing any rights you may have under the Age Discrimination Act of 1967 (“ADEA”) and that this waiver and release is knowing and voluntary. You and the Company agree that this waiver and release does not apply to any rights or claims that may arise under ADEA after the date you execute this Letter Agreement. You acknowledge that the consideration given for the waiver and release in this Letter Agreement is in addition to anything of value to which you were already entitled. You further acknowledge that you have been advised by this writing that (a) you should consult with an attorney prior to executing this Letter Agreement; (b) you have at least twenty-one (21) days within which to consider this Letter Agreement; (c) you have seven (7) days following your execution of this Letter Agreement to revoke the Letter Agreement (the “Revocation Period”); and (d) this Letter Agreement shall not be effective until the Revocation Period has expired.

7.    Civil Code Section 1542.    You and the Company (“we”) each represent to the other that we are not aware of any claim by either of us other than the claims that are released by Paragraph 5 of this Letter. We each acknowledge that we are familiar with the provisions of California Civil Code Section 1542, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

We, each being aware of such code section, agree to waive any rights we may have thereunder, as well as under any other statute or common law principles of similar effect.

8.    Breach of Confidentiality Obligations.    You acknowledge that upon breach of any of the confidentiality provisions contained in Paragraph 4 of this Letter Agreement, the Company would sustain irreparable harm from such breach, and, therefore, you agree that in addition to any other remedies which the Company may have for any breach of the obligations set forth in this Letter Agreement or the Confidentiality Agreement, the Company will be entitled to obtain equitable relief, including specific performance and injunctions, restraining you from committing or continuing any such violation of this Letter Agreement or the Confidentiality Agreement.

9.    Non-Disparagement.    The undersigned each agree to refrain from any disparagement, criticism, defamation, slander of the other, or interference with the contracts and relationships of the other, and the undersigned each represent and warrant that they have not disparaged, criticized, defamed, slandered the other, or interfered in any manner with the contracts and relationships of the other prior to the Separation Date.

10.    Arbitration.    The undersigned each agree to attempt to settle all disputes arising in connection with this Agreement through good faith consultation. In the event no agreement can be reached on such dispute within fifteen (15) days after notification in writing by either party to the other concerning such dispute, the dispute shall be settled by binding arbitration to be conducted in Santa Clara County, California before the American Arbitration Association under its under its California Employment Dispute Resolution Rules, or by a judge to be mutually agreed upon. The arbitration decision shall be final, conclusive and binding on both parties and any arbitration award or decision may

Ron Steckel
July 25, 2002

be entered in any court having jurisdiction. The undersigned each agree that the prevailing party in any arbitration shall be entitled to injunctive relief in any court of competent jurisdiction to enforce the arbitration award and that the prevailing party in any such proceeding shall be awarded reasonable attorneys’ fees and costs. This Paragraph 10 shall not apply to the Confidentiality Agreement. The undersigned hereby waive any rights they may have to trial by jury in regard to arbitrable claims.

11.    Voluntary Execution of Agreement.    You acknowledge that this Letter Agreement is executed by you voluntarily, with the full intent of releasing all claims against the Company and without any duress or undue influence. You further acknowledge that (i) you have read this entire Letter Agreement, (ii) you understand the terms and consequences of this Letter Agreement and of the releases it contains, and you have been advised that you may seek legal representation with respect to the matters contained in this Letter Agreement; and (iii) you are fully aware of the legal and binding effect of this Letter Agreement.

RITA MEDICAL SYSTEMS, INC.

By:	/s/ Barry Cheskin
Title:	President and Chief Executive Officer

AGREED AND ACKNOWLEDGED:
My agreement with the above terms is acknowledged by my signature below. Furthermore, I acknowledge that I have read and understand the foregoing Letter Agreement and that I sign this release of all claims voluntarily, with full appreciation that I am forever foreclosed from pursuing any of the rights I have waived.

/s/ RONALD T. STECKEL
Ronald T. Steckel Dated: July 31, 2002

EXHIBIT A

CONFIDENTIALITY AGREEMENT